Exhibit 99.4

Bayer — EUR 2 billion mandatory convertible bond successfully placed

Strong interest of capital market for subordinated mandatory convertible bond

Leverkusen — Bayer Capital Corporation B.V., Mijdrecht has today successfully placed EUR a 2 billion bond, mandatorily convertible into shares of Bayer AG, with institutional investors.

The bond is subordinated and enjoys a subordinated guarantee from Bayer AG. The bond will mandatorily convert into new shares, created from the existing conditional capital of Bayer AG, at maturity in June 2009. The mandatory convertible bond will be issued without pre-emptive rights for existing shareholders.

The main terms of the mandatory convertible bond include a 6.625% coupon, a minimum conversion price of EUR 33.03 and a conversion premium of 17%, resulting in a maximum conversion price of EUR 38.64.

The minimum conversion price equals the volume weighted average price of Bayer AG shares from start of trading until pricing of the transaction today. Bayer AG will benefit from an increasing share price up to the maximum conversion price as a lower number of shares will have to be issued on conversion.

The net proceeds will be used among others as part of the financing of the intended acquisition of Schering AG and is part of the previously announced equity capital raising measures of up to EUR 4 billion.

Leverkusen,	March 29, 2006
fo	(2006-0170E)

Contact:

Günter Forneck, Tel.: +44 (0)214/30 50 446

E-Mail: guenter.forneck.gf@bayer-ag.de

Christian Hartel, Tel. +44 (0)214/30 47 686

E-Mail: christian.hartel.ch@bayer-ag.de

This announcement contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in the annual and interim reports of Bayer AG to the Frankfurt Stock Exchange and in our reports filed with the SEC. Bayer AG and Bayer Capital Corporation B.V. do not assume any liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

This announcement is for general information only and does not form part of any offer to sell, or the solicitation of any offer to buy, securities. The distribution of this announcement and the offer and sale of the securities described in this announcement in certain jurisdictions may be restricted by law. Any persons reading this announcement should inform themselves of and observe any such restrictions. This announcement may not be taken, distributed or transmitted, directly or indirectly, in any form in or into Italy, the United States, Canada or Japan. This announcement is not an offer of securities for sale in the United States. The offer and sale of the securities referred to in this announcement has not been, nor will it be, registered under the United States Securities Act of 1933 and the securities referred to in this announcement may not be offered or sold in the United States absent such registration or an applicable exemption from registration. There will be no public offer of these securities in the United States

This communication is directed only at persons who (i) are outside Italy, the United Kingdom, the United States, Canada or Japan or (ii) have professional experience in matters relating to investments or (iii) are persons falling within Article 49 (2)(a) to (d) (“high net worth companies, unincorporated associations etc”) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together being referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

This announcement is not an offer of securities for sale in Germany and is not a listing prospectus according to the German Securities Prospectus Act (Wertpapierprospektgesetz) as amended, the Commission Regulation (EC) No 809/2004 of 29 April 2004 as amended, or any other laws applicable in Germany governing the issue, offering and sale of securities. Any investment decisions or advices for investment decisions should only be made or given based on a prospectus which also includes a section on risk factors.